Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
May 6, 2026
Dear Owen:
As we’ve discussed, this letter agreement (this “Amendment”) amends your Employment Agreement (the “Original Employment Agreement”) with Blackline, Inc. (the “Company”), dated March 6, 2023. This Amendment is effective as the date of your signature below in accordance with Section 9(c) of the Original Employment Agreement.
The scrivener’s error in Section 5(b)(ii) is hereby corrected by deleting the current introductory language and replacing it with the following to make it clear that the only resignation for which benefits are payable under this section is a resignation for Good Reason:
Termination Without Cause Outside of a Change of Control Period. If Executive’s employment is terminated by the Company outside of a Change of Control Period without Cause other than for death or Disability or Executive resigns for Good Reason, then Executive will receive:
This change is the only change made to the Original Employment Agreement, which otherwise remains in full force and effect according to its terms. Both you and the Company acknowledge that you transitioned to being the Company’s sole CEO on October 1, 2025, and that in connection with that transition your base salary was increased to $600,000 (all as disclosed on the Form 8-K the Company filed on August 5, 2025).
All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment will be governed by, and construed in accordance with, Section 9 of the Original Employment Agreement.
This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement. Please sign below to acknowledge your acceptance of the terms of this Second Amendment.
Each party is signing this Agreement on the date set out below its signature.

BlackLine, Inc.	Owen Ryan

/s/ Mika Yamamoto	/s/ Owen Ryan
By: Mika Yamamoto, Director	Chief Executive Officer

5/6/2026
Date